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OXiGENE, Inc.
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November 19, 2012

To Our Stockholders:

OXiGENE would like to ask for your support by voting in favor of the proposed reverse stock split of the company’s common stock at the upcoming special meeting of stockholders on December 21, 2012. Our board of directors and management team believe that this strategy is in the best interest of the company and its shareholders, as we expect that it will enable us to retain our listing on the NASDAQ exchange, strengthen our ability to obtain financing to advance our clinical programs, increase our standing in negotiations with potential pharmaceutical partners and help to secure our long-term future.

As we recently noted when we announced our third quarter 2012 financial results, we have been working diligently this year to determine the strategic path forward for our ZYBRESTAT® clinical programs in ovarian cancer and in anaplastic thyroid cancer or ATC. We continue to hear strong interest within the investment community and within the biopharmaceutical industry in vascular disrupting agents as a promising class of anticancer therapeutics. We believe that both our ovarian and ATC programs continue to represent significant market opportunities for OXiGENE, and significant opportunities for partnering.

Our internal enthusiasm for pursuing development of ZYBRESTAT in ovarian cancer has grown significantly during this year, both from a scientific point of view as well as a commercial and potential partnering point of view. This enthusiasm is supported by our belief that we can achieve significant progress in the advanced ovarian cancer indication comparatively rapidly, and with a relatively modest investment of capital. We believe there are several promising clinical strategies to pursue in this indication that have their roots in the outstanding combinability of ZYBRESTAT and its mechanism of action with other therapies that could represent near-term inflection points and that are deserving of OXiGENE’s increased focus and resources.

While we have determined that we do not have the resources to advance our ATC program into registration studies, we have grown excited by an opportunity that could represent a more cost-effective and rapid path to approval and marketing of ZYBRESTAT in ATC in Europe than by pursuing a lengthy and expensive Phase 3 registration trial in the US. This strategy could take advantage of the EU’s Marketing Authorization process for ultra-rare indications. This process provides for conditional and exceptional approval for medical products for seriously debilitating or life-threatening diseases. We believe we can capitalize on this strategy, while we continue to explore how we might obtain the resources to conduct a Phase 3 registration study that would be consistent with the special protocol assessment we recently completed with the FDA.

Looking ahead, we anticipate several milestones in the coming months that are in line with these strategies. Before the end of 2012, we expect to have initial results from the first cohorts of patients treated in the investigator-sponsored Phase 1 trial of OXi4503 in acute myeloid leukemia, which is being conducted at the University of Florida in collaboration with the Leukemia and Lymphoma Society.

With regard to ZYBRESTAT, we anticipate that the data safety monitoring board (DSMB) will conduct an interim analysis for the Gynecologic Oncology Group (GOG) ovarian cancer study in the first half of 2013, and a final analysis of the data from this trial is anticipated late in 2013 or early 2014, depending on the pace of enrollment. Following the interim analysis, the DSMB will make a recommendation to continue the study or not based on safety and futility. In the first half of 2013, we anticipate receiving National Scientific Advice in the EU concerning the feasibility of pursuing marketing authorization under exceptional circumstances for ATC. Assuming we can secure adequate funding, we would also anticipate conducting additional trials of ZYBRESTAT in ovarian cancer. Another possible early 2013 milestone for which we are seeking funding is the potential initiation of a Phase 2 study of ZYBRESTAT in patients with neuroendocrine tumors, or NET, and carcinoid syndrome.

We respectfully ask you, our shareholders, for your continued support for our company’s efforts, so that we can fulfill our commitment to bringing important new therapeutics to patients with serious, unmet medical needs. By voting in favor of the reverse stock split, you can help us be better positioned to secure the resources we need to bring these product opportunities to fruition.

We believe that our pipeline of vascular disrupting agents represents a valuable arsenal of therapeutically differentiated and commercially valuable product opportunities. Our concentration on small, orphan indications is consistent with this strategy of focusing on programs that have the potential to represent meaningful clinical breakthroughs for patients, significant commercial opportunities for our company and near-term value creating events for our investors.

Thank you, as always, for your patience and belief in our company. We look forward to keeping everyone informed of our progress.

Sincerely,

Peter Langecker